Exhibit 5.1

Mayer Brown International LLP

201 Bishopsgate

London EC2M 3AF

Telephone: +44 20 3130 3000

Fax: +44 20 3130 3001

www.mayerbrown.com

DX 556 London and City

Mereo BioPharma Group plc 4th Floor One Cavendish Place London W1G 0QF	15 January 2021

Our ref: 1923354/20456

Dear Sir/Madam

Registration Statement on Form S-8

1.	Background

We have acted for Mereo BioPharma Group plc, a public limited company incorporated under the laws of England and Wales (the “Company”), as its legal advisers in England in connection with the registration statement on Form S-8 (the “Registration Statement”) to be filed on or about 15 January 2021 by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), and the rules and regulations promulgated thereunder (the “Rules”), relating to the registration of an aggregate of 28,155,942 ordinary shares of £0.003 each in the Company (the “Shares”). The Shares may be issued in connection with the vesting or exercise of rights to acquire Shares and of rights to acquire American Depositary Shares (each representing five Shares) (together “Awards”) under the Mereo BioPharma Group Limited Share Option Scheme 2015 (the “2015 Scheme”), the Mereo BioPharma Group plc Deferred Bonus Share Plan 2016 (the “2016 Bonus Plan”), the Mereo BioPharma Group plc Long Term Incentive Plan 2016 (the “2016 LTIP”), the Mereo BioPharma Group plc Share Option Scheme 2016 (the “2016 Scheme”) and the Mereo BioPharma Group plc 2019 Equity Incentive Plan (including the Mereo BioPharma Group plc 2019 Non-Employee Equity Incentive Plan) (the “2019 Scheme” and, together with the 2015 Scheme, the 2016 Bonus Plan, the 2016 LTIP and the 2016 Scheme, the “Schemes”).

In connection with the Registration Statement, we have been asked to provide an opinion on certain matters, as set out below.

2.	Examination and enquiries

(a)	For the purpose of giving this opinion, we have examined:

This is a legal communication, not a financial communication. Neither this nor any other communication from this firm is intended to be, or should be construed as, an invitation or inducement (direct or indirect) to any person to engage in investment activity.

Mayer Brown International LLP is a limited liability partnership (registered in England and Wales number OC303359), which is authorised and regulated by the Solicitors Regulation Authority with SRA number 369822. Mayer Brown is a global services provider comprising an association of legal practices that are separate entities including Mayer Brown LLP (Illinois, USA), Mayer Brown International LLP (England), Mayer Brown (a Hong Kong partnership) and Tauil & Chequer Advogados (a Brazilian partnership).

We use the term “partner” to refer to a member of Mayer Brown International LLP, or an employee or consultant who is a lawyer with equivalent standing and qualifications and to a partner of or lawyer with equivalent status in another Mayer Brown entity. A list of the names of members of Mayer Brown International LLP and their respective professional qualifications may be inspected at our registered office, 201 Bishopsgate, London EC2M 3AF, England or on www.mayerbrown.com.

(i)	a copy of the Registration Statement (excluding its exhibits and any documents incorporated by reference into the Registration Statement); and

(ii)

a certificate dated 15 January 2021 signed by the company secretary of the Company (the “Officer’s Certificate”) relating to certain factual matters and having annexed thereto copies (certified by the company secretary as being true, complete, accurate and up-to-date in each case) of the following documents:

(A)	the Company’s certificate of incorporation, certificate of incorporation on re-registration, memorandum of association and its articles of association;

(B)	the scheme rules of the 2015 Scheme (adopted on 8 July 2015), together with addendum (approved on 3 December 2020);

(C)	the rules of the 2016 Bonus Plan (adopted on 4 March 2016 and amended on 20 March 2018 and 3 December 2020);

(D)	the rules of the 2016 LTIP (adopted on 4 March 2016 and amended on 20 March 2018), together with addendum (approved on 3 December 2020);

(E)	the rules of the 2016 Scheme (adopted on 4 March 2016 and amended on 4 April 2017, 20 March 2018 and 3 December 2020); and

(F)	the 2019 Scheme (as amended on 13 February 2020 and 15 January 2021)).

(b)	For the purpose of giving this opinion, we have:

(i)	arranged for our agents to make on 15 January 2021 an online search of the register kept by the Registrar of Companies in respect of the Company (the “Company Search”); and

(ii)

arranged for our agents to make on 15 January 2021 at approximately 10.05 a.m. an online search in respect of the Company of the Central Registry of Winding Up Petitions (the “Central Registry Enquiry”, and, together with the Company Search, the “Searches”), and reviewed the information we received from our agents from the Searches (the “Search Results”).

(c)

For the purposes of giving this opinion, we have only examined and relied on those documents referred to in paragraph 2(a) and arranged or obtained the Searches and reviewed the Search Results. We have made no further enquiries concerning the Company or any other matter in connection with the giving of this opinion.

(d)

We have made no enquiry, and express no opinion, as to any matter of fact. As to matters of fact which are material to this opinion, we have relied entirely and without further enquiry on statements made in the documents listed in paragraph 2(a).

3.	Assumptions

(a)	In giving this opinion we have assumed:

(i)	the genuineness of all signatures, seals and stamps;

(ii)	that each of the individuals who signs as, or otherwise claims to be, an officer of the Company is the individual whom he or she claims to be and holds the office he or she claims to hold;

(iii)	the authenticity and completeness of all documents submitted to us as originals;

(iv)	the conformity with the original documents of all documents reviewed by us as drafts, specimens, pro formas or copies, and the authenticity and completeness of all such original documents;

(v)	that each of the Schemes was validly adopted by the Company, including in accordance with all applicable laws and regulations;

(vi)

that all grants of Awards made under each of the Schemes and all allotments of Shares in connection with the vesting or exercise of Awards under each of the Schemes have been, or will be, validly made in accordance with the rules of the relevant Scheme and in accordance with the Company’s articles of association;

(vii)

that there are no provisions of the laws of any jurisdiction outside England and Wales that would have any implication for the opinions we express and that, insofar as the laws of any jurisdiction outside England and Wales may be relevant to this opinion letter, such laws have been and will be complied with;

(viii)

that each consent, licence, approval, authorisation or order of any governmental authority or other person which is required under any applicable law in connection with the transactions contemplated by the Registration Statement, has been or will have been obtained and is or will be in full force and effect;

(ix)

that the Company is and will at all relevant times remain in compliance with all applicable anti-corruption, anti-money laundering, anti-terrorism, sanctions, exchange control and human rights laws and regulations of any applicable jurisdiction;

(x)

that no agreement, document or obligation to or by which the Company (or its assets) is a party or bound, and no injunction or other court order against or affecting the Company, would be breached or infringed by the performance of actions to be carried out pursuant to, or any other aspect of the matters contemplated by, the Registration Statement;

(xi)

that the information disclosed by the Searches is true, accurate, complete and up-to-date and that there is no information which, for any reason, should have been disclosed by those Searches and was not;

(xii)

that all applicable laws (for the avoidance of doubt, as in force at all relevant times) have been and will be complied with respect to anything done in relation to the grant of Awards under each of the Schemes and the allotment and issue of any Shares in connection with the vesting or exercise of Awards under each of the Schemes, including without limitation the Financial Services and Markets Act 2000, the Retained Regulation (EU) No. 596/2014 of the European Parliament and the Retained Regulation (EU) No. 2017/1129 of the European Parliament;

(xiii)

that as at each date on which the Company grants or granted Awards under any of the Schemes or allots and issues any Shares in connection with the vesting or exercise of Awards under any of the Schemes (each an “Allotment Date”), the documents examined, and the results of the searches and enquiries made, as set out in paragraph 2 (Examination and enquiries), would not be rendered untrue, inaccurate, incomplete or out-of-date in any relevant respect by reference to subsequent facts, matters, circumstances or events;

(xiv)

that as at each date on which the Company allots and issues any Shares in connection with the vesting or exercise of Awards under any of the Schemes, the Company will have received the aggregate consideration payable for those Shares as “cash consideration” (as defined in s583(3) Companies Act 2006), such aggregate consideration being not less than the nominal value of those Shares; and that s583 Companies Act 2006 will continue in force unamended at all relevant times;

(xv)

that, to the extent necessary, the directors of the Company as at each Allotment Date will be duly authorised pursuant to the articles of association of the Company in force at the Allotment Date, the Companies Act 2006 and any relevant authority given by the members of the Company in general meeting to grant such Awards and/or to allot and issue the relevant Shares, and that any pre-emption rights that would otherwise apply in relation to such grant, allotment and issue will have been validly disapplied (in each case to the extent required);

(xvi)

that as at each date on which the Company allots and issues any Shares in connection with the vesting or exercise of Awards under any of the Schemes, the directors of the Company will have validly resolved to allot and issue the relevant Shares;

(xvii)

that there is and will be no fact or matter (such as bad faith, coercion, duress, undue influence or a mistake or misrepresentation before or at the time any agreement or instrument is entered into, a subsequent breach, release, waiver or variation of any right or provision, an entitlement to rectification or circumstances giving rise to an estoppel) and no additional document between any relevant parties which in either case would or might affect this opinion and which was not revealed to us by the documents examined or the searches and enquiries made by us in connection with the giving of this opinion; and

(xviii)	that no allotment of Shares will result in a requirement to make a mandatory offer under rule 9 of the City Code on Takeovers and Mergers.

(b)	In relation to paragraph 3(a)(xi), it should be noted that this information may not be true, accurate, complete or up-to-date. In particular, but without limitation:

(i)

there may be matters which should have been registered but which have not been registered or there may be a delay between the registration of those matters and the relevant entries appearing on the register of the relevant party;

(ii)

there is no requirement to register with the Registrar of Companies notice of a petition for the winding-up of, or application for an administration order in respect of, a company. Such a notice or notice of a winding-up or administration order having been made, a resolution having been passed for the winding-up of a company or a receiver, manager, administrative receiver, administrator or liquidator having been appointed may not be filed with the Registrar of Companies immediately and there may be a delay in any notice appearing on the register of the relevant party;

(iii)

the results of the Central Registry Enquiry relate only to petitions for the compulsory winding up of, or applications for an administration order in respect of, the Company presented prior to the enquiry and entered on the records of the Central Registry of Winding Up Petitions. The presentation of such a petition, or the making of such an application, may not have been notified to the Central Registry or entered on its records immediately or, if presented to a County Court or Chancery District Registry, at all; and

(iv)	in each case, further information might have become available on the relevant register after the Searches were made.

4.	Opinions

(a)

On the basis of the examination and enquiries referred to in paragraph 2 (Examination and enquiries) and the assumptions made in paragraph 3 (Assumptions) and subject to the qualifications set out in paragraph 5 (Qualifications), we are of the opinion that the Shares allotted and issued in connection with the vesting or exercise of Awards under any of the Schemes will, when the Company has received the aggregate issue price in respect of such Shares and the name of the relevant holder of such Shares is entered in the register of members of the Company, be validly issued, fully paid and no further amount may be called thereon.

(b)	This opinion is strictly limited to the matters expressly stated in this paragraph 4 and is not to be construed as extending by implication to any other matter.

5.	Qualifications

(a)	The opinions set out in paragraph 4 (Opinions) are subject to the qualifications set out in the remainder of this paragraph 5.

(b)

We express no opinion as to matters of United Kingdom taxation or any liability to tax (including, without limitation, stamp duty and stamp duty reserve tax) which may arise or be incurred as a result of or in connection with the Shares, any of the Schemes or the transactions contemplated thereby, or as to tax matters generally.

(c)

The opinion set out in paragraph 4(a) (Opinions) relates only to Shares contemplated by the Registration Statement that are new ordinary shares issued by the Company from time to time in connection with the vesting or exercise of Awards under any of the Schemes following the date of the Registration Statement. We express no opinion in respect of any other securities of the Company.

6.	Law

(a)	This opinion and any non-contractual obligations arising out of or in connection with this opinion shall be governed by, and construed in accordance with, English law.

(b)

This opinion relates only to English law as applied by the English courts as at today’s date (“Applicable Law”). By “English law” we mean (except to the extent we make specific reference to an English law “conflict of law” (private international law) rule or principle) English domestic law on the assumption that English domestic law applies to all relevant issues. In construing any European Union directive or regulation, we have read only the English version.

(c)	In this opinion:

(i)	“IP completion day” has the meaning given to it in the European Union (Withdrawal Agreement) Act 2020; and

(ii)

“Retained”, when used as a prefix to the description of any European Union regulation or other legislation, means that legislation as it applies under English Law as at the date of this opinion, taking into account:

(A)	its having become part of English domestic law on and after IP completion day pursuant to the European Union (Withdrawal) Act 2018; and

(B)

any modifications to it that have taken effect on or after IP completion day pursuant to the European Union (Withdrawal) Act 2018 or otherwise under English law (but not, for the avoidance of doubt, any modifications to it that have taken effect on or after IP completion day under European Union law).

(d)	Except to the extent, if any, specifically stated in it, this opinion takes no account of any proposed changes as at today’s date in Applicable Law.

(e)

We express no opinion as to, and we have not investigated for the purposes of this opinion, the laws of any jurisdiction other than England. It is assumed that no foreign law which may apply to the matters contemplated by the Registration Statement, or any document relating to, or any party to, any transaction contemplated by the Registration Statement, would or might affect this opinion.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or the Rules.

Yours faithfully

/s/ Mayer Brown International LLP

Mayer Brown International LLP